SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Radium Ventures, Inc.
(Name of Registrant as Specified in its Charter)

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RADIUM VENTURES, INC.
28202 Cabot Road; Ste 300
Laguna Niguel, California, 92677

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY OUR STOCKHOLDERS. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

This Information Statement is being furnished to the stockholders of record of Radium Ventures, Inc. (“Radium,”“we” or the “Company”) as of June 15, 2005 (the “Record Date”) to advise them that the Board of Directors and stockholders of the Company have approved three amendments (the “Amendments”) to our Articles of Incorporation. The Amendments, when filed with the Nevada Secretary of State, will: (i) change the name of this company to “Interactive Television Networks, Inc.”; (ii) increase the number of shares of our common stock (the “Common Stock”) authorized for issuance from 25,000,000 to 75,000,000; and (iii) create a class of preferred stock (the “Preferred Stock”) with 5,000,000 shares of Preferred Stock authorized for issuance. Stockholder approval was by written consent of four stockholders who own 16,258,912 shares, representing 65.5% of the outstanding votes as of the Record Date (or 84.2% if dissenter’s rights are exercised in connection with the Merger described below). This Information Statement is being mailed on July 1, 2005.

A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Amendments may not be effected until at least 20 calendar days after this Information Statement is sent or given to our stockholders. We anticipate that the Amendment will be filed promptly following the 20th day after this Information Statement is first sent to our stockholders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

Background

On June 3, 2005, we acquired Interactive Television Networks, Inc., a Nevada corporation formerly knows as XTV, Inc. (“ITVN”), through a reverse triangular merger (the “Merger”) between ITVN and Radium Ventures Acquisition, Inc., our wholly owned subsidiary. As a result of the Merger, ITVN is now our wholly-owned subsidiary. The Merger was effected pursuant to that certain Agreement and Plan of Reorganization, dated May 27, 2005 (the “Reorganization Agreement”). Shane Whittle and James Scott-Moncrieff, the principal stockholders and founders of Radium (the “Founders”), were also parties to the Reorganization Agreement.

Immediately following the Merger, we formally ceased the Internet document editing business that we had previously conducted, we closed our offices in Vancouver, Canada, and we moved our offices to the offices of ITVN in Southern California. We currently do not plan to conduct any business other than owning the shares of ITVN, which will continue to conduct its operations as a provider of digital interactive content networks delivered to televisions over domestic broadband connections.

In connection with the Merger, we (i) cancelled 750,000 of the outstanding shares of our Common Stock held by the Founders and (ii) agreed to issue up to 22,117,550 shares of our Common Stock to the existing stockholders of ITVN, in exchange for all of the issued and outstanding common stock of ITVN. In addition to the foregoing, in accordance to the Reorganization Agreement, upon the closing of the Merger we issued 50,000 shares to our financial advisor, 581,676 shares to our new Chief Executive Officer, Charles Prast, and 250,000 shares to our new Chief Financial Officer, Murray Williams.

Under Nevada corporate laws, any stockholder who does not vote in favor of a merger has the right to dissent and to receive a cash payment equal to the “fair value” of the dissenting shares in exchange for the cancellation of those shares. The Merger was approved by all of the ITVN stockholders, except one who did not vote for or against the Merger. As required by Nevada law, we have notified the holder of those shares of its dissenter's rights under Nevada law. The stockholder has until July 7, 2005 to decide whether or not to dissent to the Merger. We currently do not know whether or not the non-voting stockholder will exercise its dissenter's rights. In the event that the stockholder does elect to exercise its dissenter's rights, the number of this company’s outstanding shares of common stock will 19,302,545 shares.

Vote Required

As discussed in further detail below, the Amendments required the approval of stockholders holding a majority of the outstanding votes. As of the Record Date, we had only one class of voting securities outstanding, consisting of Common Stock. If the dissenter’s rights described above are not exercised, the number of outstanding shares of Common Stock is 24,831,767, and if the dissenter’s rights are exercised, the outstanding number of shares decreases to 19,302,545 shares, with each share counting as one vote. Since holders of 16,258,912 shares have executed the written consent in favor of the Amendments, a majority of the outstanding shares has approved the Amendments, whether or not the dissenter’s rights are exercised.

Meeting Not Required

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by stockholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of four stockholders holding the requisite number of votes that would be necessary to authorize or take such action. Our Bylaws, as amended, also permits action to be taken by the written consent of the stockholders holding not less than at least a majority of the voting power of the company.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable to this action to adopt the Amendments.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth the number of shares of common stock beneficially owned as of June 15, 2005 by (i)  those persons or groups known to beneficially own more than 5% of our common stock on and after the closing of the Merger, (ii) each current director, and (iii) all current directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Charles Prast 28202 Cabot Road, Ste. 300 Laguna Niguel, California 92677	581,767		2.3%
Michael Martinez 28202 Cabot Road, Ste. 300 Laguna Niguel, California 92677	7,132,981		28.7%
Murray Williams 28202 Cabot Road, Ste. 300 Laguna Niguel, California 92677	581,766		2.3%
David Koenig 28202 Cabot Road, Ste. 300 Laguna Niguel, California 92677	7,962,398		32.0%
XTV Investments LLC(2) 2200 SW 10th Street, Deerfield Beach, Florida 33442	5,529,222	(2)(3)	22.2%

All executive officers and directors as a group (three (3) people)	8,296,515		33.3%
_____________________

(1)
Based on 24,831,767 shares outstanding on June 15, 2005. In the event that XTV Investments, LLC exercises its dissenter’s rights, its 5,529,222 shares will be cancelled, thereby reducing the total number of outstanding shares to 19,302,545 shares.

(2)
XTV Investments LLC is a subsidiary of Interactive Brands Development, Inc. XTV Investments LLC was provided its statutory rights to dissent from the Merger and to have its shares repurchased by the company. In the event that XTV Investments LLC exercises its dissenter’s rights, these shares will be cancelled.

(3)
Includes 1,382,140 shares held in escrow subject to release upon the achievement of certain sales goals of our products. All shares not released from escrow by October 31,2006 will be cancelled on that date.

AMENDMENTS OF THE ARTICLES OF INCORPORATION

The Amendments will: (i) change our name to “Interactive Television Networks, Inc.”; (ii) increase the number of shares of our Common Stock authorized for issuance from 25,000,000 to 75,000,000; and (iii) create a class of Preferred Stock with 5,000,000 shares of Preferred Stock authorized for issuance.

To become effective, the Amendments must be filed with the Nevada Secretary of State. We intend to file the Amendments as soon as reasonably practicable following the 20th day following the mailing of this Information Statement to our stockholders. The following summarizes the Amendments.

Name Change

As a result of the Merger, our only business is the business of ITVN. ITVN is a direct-to-consumer video broadcast network company that uses the existing global infrastructure of the internet to distribute paid video content and services directly to traditional television sets to any end-user with a television and a broadband internet connection. We have discontinued the operations we previously conducted under the Radium Ventures, Inc. name. Since we are now solely engaged in the business conducted by ITVN, we believe that our name should be changed to reflect our new business.

The Amendment will change our name to “Interactive Television Networks, Inc.” The voting and other rights that accompany our securities will not be affected by the change in our name. Our ticker (trading) symbol, which is currently “RDIU” and the CUSIP number of our stock will both change as a result of the name change. After the name change, stockholders will be permitted to, but need not, exchange their certificates to reflect the change in corporate name. However, the existing certificate will continue to represent shares of our Common Stock as if the corporate name had not changed. Our transfer agent will issue stock certificates with the new company name as stock certificates are sent in upon transfers of shares by existing stockholders. The transfer agent for the common stock is The Nevada Agency and Trust Company, Bank of America Plaza, 50 West Liberty Street, Suite 880, Reno, NV 89501, Attention: Ms. Mary Ramsey, telephone (775) 322-0626.

Increase in Authorized Common Stock

As of the Record Date, assuming that the stockholder who did not vote on the Merger does not exercise its dissenter’s rights, 24,831,767 shares of our Common Stock were outstanding. Under the Articles of Incorporation, there are currently authorized 25,000,000 shares of Common Stock. That would only leave 168,233 shares of Common Stock for further issuances, since we cannot issue more stock than is authorized under the Articles of Incorporation. Accordingly, the Amendment will increase the number of shares of Common Stock that we are authorized to issue from 25,000,000 to 75,000,000 shares, and we will have the corporate authority to issue approximately 50,168,233 shares of authorized but unissued Common Stock.

The purpose of the proposed increase in the number of authorized shares of common stock is to make additional shares available for use by the Board of Directors as it deems appropriate or necessary. For example, as we have previously publicly disclosed, we will have to obtain additional financing in order to fund the further development and marketing of our products and to fund our working capital needs. Our business plan currently anticipates that we will raise additional capital through the sale of additional shares of common stock. Unless our Articles of Incorporation are amended to increase the number of shares of common stock we are authorized to sell, we will not be able to raise additional capital through the sale of common stock. Also, we currently do not have an employee stock option plan in effect. The Board of Directors believes that such a plan is necessary to hire, retain and incentivize its employees and, accordingly, anticipates that it will adopt such a plan in the future. However, unless the number of authorized shares of common stock is increased, we will only be able to grant options to purchase a very few shares under any such new employee stock option plan. Furthermore, additional authorized shares may be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing a strategic relationship with a corporate partner, or for other corporate purposes.

The increase in authorized number of shares of Common Stock will not have any immediate effect on the rights of existing stockholders. However, to the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

Creation of Preferred Stock

Our Articles of Incorporation do not currently authorize a class of Preferred Stock. However, we believe that for us to successfully execute our business strategy, we will need to raise investment capital. While we intend to raise additional capital through the issuance of Common Stock, it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for the company, or as may be required by the capital markets, the Amendment will create 5,000,000 authorized shares of “blank check” preferred stock for us to issue.

Since we do not know that the terms of any future series of preferred stock would be, the Amendment to our Articles of Incorporation, attached as Appendix A to this information statement, authorizes the issuance of “blank check” preferred stock. The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders, and the terms, rights and features of which are determined by the board of directors upon issuance. The authorization of such blank check preferred stock would permit our board of directors to authorize and issue preferred stock from time to time in one or more series. The Amendment will provide us with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.

Subject to the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

Vote Obtained

If the dissenter’s rights described above are not exercised, the number of outstanding shares of Common Stock is 24,831,767, and if the dissenter’s rights are exercised, the outstanding number of shares decreases to 19,302,545 shares. The following individuals owning the number of shares set forth opposite their names, consented in writing to the Amendment:

Charles Prast	581,767
Michael Martinez	7,132,981
Murray Williams	581,766
David Koenig	7,962,398

Total	16,258,912

Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding not less than at least a majority of the voting power of the company. Article III.01 of our Bylaws requires the same proportion of votes. Accordingly, the Amendment was duly approved and no further votes will be needed.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information, including current reports on Form 8-K and annual and quarterly reports on Form 10-KSB and Form 10-QSB, with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors

By:	/s/ Charles Prast
Charles Prast, Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.  Name of corporation: Radium Ventures, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

1. The name of corporation. Interactive Television Networks, Inc.

3. Shares (number of shares corporation authored to issue). This corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock authorized to be issued is 75,000,000 with a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 5,000,000 with a par value of $.001 per share. The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 16,258,912 of 24,831,767 shares outstanding (65.5%).

4.  Effective date of filing (optional): _______________________________

5.  Officer Signature (required):  ________________________________

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